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NetSol Technologies Announces Third Quarter Fiscal 2011 Financial Results, Posts Record Revenues

- Revenues were $10.8M, up 21.3% from $8.9M in 3QFY10

- Net Income was $3.3M, up 463.4% from $0.6M in 3QFY10

- GAAP Earnings per Share were $0.06, up from $0.02 in 3QFY10

- Gross margin was 62.6%, up from 61.3% in 3QFY10

- Company raises full-year earnings guidance to $0.18-$0.23 per diluted share

CALABASAS, Calif., May 10, 2011 – (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (“NetSol” or the “Company”) (Nasdaq: NTWK) (Nasdaq Dubai: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, today announced its financial results for the third fiscal quarter ended March 31, 2011. The Company posted record revenues of $10.8 million and quarterly net income of $3.3 million, or $0.06 per diluted share. These results compare to revenue of $8.9 million and quarterly net income of $0.6 million, or $0.02 per diluted share, for the same period last year. Summary financial data is provided below:

Third Quarter Fiscal 2011 Financial Highlights

•	Revenues for the third quarter of fiscal year 2011 increased by 21.3% year-over-year to $10.8 million, up from $8.9 million in the third quarter of fiscal 2010.
o	License fees totaled $3.6 million or 33.3% of total revenues.
o	Maintenance fees totaled $1.9 million or 17.6% of total revenues.
o	Service fees totaled $5.3 million or 49.1% of total revenues.

•	Net income attributable to NetSol for the third quarter increased to $3.3 million, up from $0.6 million for the third quarter of fiscal 2010.

•	Gross margin for the third quarter was 62.6% based on gross profit of $6.8 million, compared with a 61.3% margin and gross profit of $5.5 million in the same period last year.

•	Operating income and operating margin for the third quarter were $4.8 million and 44.4%, respectively, compared to $2.6 million and 29.2%, respectively, in the third quarter of fiscal 2010.

•	EBITDA totaled $4.6 million or $0.09 per diluted share, versus EBITDA of $1.8 million, or $0.05 per diluted share, in the year-ago period.

•	Earnings per diluted share were $0.06 for the quarter, compared with $0.02 per diluted share in the same period a year ago.

Nine Months Financial Highlights

•	Revenue for the nine months ended March 31, 2011 increased by 13.7% year-over-year to $29.7 million, up from $26.1 million for the nine months ended March 31, 2010.

•	Net income attributable to NetSol for the first nine months of fiscal 2011 increased to $6.8 million, compared with a net loss of $0.1 million for the nine months ended March 31, 2010.

•	Gross margin for the nine months ended March 31, 2011 was 63.8% based on gross profit of $18.9 million, up from a 59.3% margin and gross profit of $15.5 million in the same period last year.

•
Operating income and operating margin for the nine months ended March 31, 2011 were $10.7 million and 36.0%, respectively, compared to operating income of $5.4 million and a 20.7% operating margin for the same period last year.

•	EBITDA totaled $10.5 million or $0.22 per diluted share, versus EBITDA of $3.8 million, or $0.11 per diluted share, in the year-ago period.

•	Earnings per diluted share were $0.14 for the nine-month period, compared with a loss per diluted share of $0.004 in the same period a year ago.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company uses EBITDA as a measure of the Company's operating trends. Investors are cautioned that EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with the SEC’s Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the financial table heading "Reconciliation to GAAP."

Najeeb Ghauri, Chairman and CEO of NetSol Technologies, commented, “We are very pleased to report double-digit sales growth, resulting in record quarterly revenue performance. Our strong revenues in combination with continued margin improvement has produced the fifth consecutive quarter of profitability for NetSol. In North America, we are gaining additional orders from existing clients while building a healthy pipeline of new customers. We have nearly completed the formation of our new China subsidiary, while our existing office in Beijing has more than doubled its office space and staffing level. At the same time, we are steadily making inroads into promising markets such as the Kingdom of Saudi Arabia and Southeast Asia, laying the foundation to replicate the success we’ve already accomplished in China and Thailand. We also plan to extend our footprint into Latin America, which is demonstrating great IT market potential, as we envision exciting new opportunities for our core flagship NFS platform.”

Mr. Ghauri continued, “With our unique technological and delivery capabilities and the increasing worldwide demand for IT solutions, we believe that our position in the global IT market will grow even stronger in the years ahead. We will continue to invest in our growth, our resources, our infrastructure, and enhance our net assets to become a much stronger global IT company with the ability to participate in higher-value projects and work with larger customers.”

Third Quarter Fiscal 2011 Results of Operations

Revenues

Revenues for the three months ended March 31, 2011 were $10.8 million as compared to $8.9 million for the three months ended March 31, 2010. The increase of $1.9 million, or 21.3%, was primarily due to enhancement of services from both repeat and new customers. Net revenues from license fees increased 0.2% year-over-year to $3.6 million. Revenues generated from maintenance fees were $1.9 million, up 9.0% from $1.7 million for the third quarter of fiscal 2010. Revenues generated from services totaled $5.3 million, up 48.8% from $3.5 million for the same period a year ago.

Gross Profit

Gross profit for the three months ended March 31, 2011 increased 23.6% year-over-year to $6.8 million, up from $5.5 million for the three months ended March 31, 2010. Costs of sales for the three-month period were $4.1 million as compared to $3.5 million for the same period a year ago. The Company’s gross margin was 62.6% and 61.3% for the three months ended March 31, 2011 and 2010, respectively. The increase in gross margin was primarily due to the increase in sales as well as enhanced cost efficiencies and optimum streamlining of the Company’s global delivery and implementation model.

Income from Operations

Operating income for the three months ended March 31, 2011 amounted to $4.8 million as compared to $2.6 million for the three months ended March 31, 2010. The increase of $2.2 million was primarily due to much-improved gross margins and revenues. Operating expenses for the three-month period totaled $2.0 million as compared to $2.9 million for the same period a year ago.

Net Income

Net income attributable to NetSol for the three months ended March 31, 2011 was $3.3 million as compared to $0.6 million for the three months ended March 31, 2010, due to improved margins and sales. Earnings per basic and diluted share were $0.06 for the quarter, compared with $0.02 per share for the same period a year ago.

Results of Operations for the Nine Months Ended March 31, 2011

Revenues

Revenues for the nine months ended March 31, 2011 were $29.7 million as compared to $26.1 million for the nine months ended March 31, 2010. The increase of $3.6 million, or 13.8%, was primarily due to new licenses and improved service revenues. Net revenues from license fees increased 7.8% year-over-year to $10.3 million as compared to $9.5 million for the same period a year ago. Revenues generated from maintenance fees were $5.6 million, up 4.9% from $5.3 million for the first nine months of fiscal 2010. Revenues generated from services totaled $13.8 million, up 22.9% from $11.2 million for the same period a year ago.

Gross Profit

Gross profit for the first nine months of fiscal 2011 was $18.9 million as compared to $15.5 million for the first nine months of fiscal 2010, a year-over-year increase of $3.4 million or 22.4%. Costs of sales were $10.7 million for the nine-month period as compared to $10.6 million in the same period a year ago. The Company’s gross margin was 63.8% for the nine months ended March 31, 2011, up from 59.3% for the nine months ended March 31, 2010. The increase was primarily due to the same factors affecting gross margin for the three months ended March 31, 2011.

Income from Operations

Operating income for the nine months ended March 31, 2011 amounted to $10.7 million as compared to $5.4 million for the nine months ended March 31, 2010. The year-over-year increase of 98.0% was primarily due to overall cost rationalization as well as improved gross margins and sales. Operating expenses for the nine months ended March 31, 2011 totaled $8.2 million as compared to $10.0 million in the same period a year ago.

Net Income

Net income attributable to NetSol for the nine months ended March 31, 2011 was $6.8 million as compared to a net loss of $0.1 million for the nine months ended March 31, 2010, due to improved margins and sales. Earnings per diluted share were $0.14 for the nine months ended March 31, 2011, compared with a net loss per diluted share of $0.004 for the same period a year ago.

Liquidity and Capital Resources

As of March 31, 2011, the Company had current assets of $40.8 million and current liabilities of $21.5 million. Cash and cash equivalents totaled $3.4 million as of March 31, 2011. The Company’s shareholders’ equity at March 31, 2011 was $64.7 million. The long-term liability of convertible notes was reduced by $4.8 million during the period. The Company generated $7.3 million in cash from operating activities during the nine months ended March 31, 2010, as compared to $3.9 million for the nine months ended March 31, 2010. The Company used $11.9 million in cash for investing activities during the nine months ended March 31, 2011, as compared to $6.1 million for the same period in 2010. The Company generated $4.0 million in cash from financing activities for the nine months ended March 31, 2011, as compared to $2.3 for the same period in 2010.

Recent Business Highlights

-- NetSol secured multiple client wins for NFS NextGen, the latest version of its NetSol Financial Suite (NFS)(TM) solution, as the Company expanded its NFS NextGen sales and marketing efforts from the Asia-Pacific region to North America. NetSol is currently in sales discussions for several new NFS NextGen implementation projects.

-- NetSol launched LeasePak-SaaS, a subscription-based lease, loan accounting, and portfolio management system delivered using the software-as-a-service (“SaaS”) deployment model.

-- NetSol announced its participation in the SAP(R) EcoHub solution marketplace, a community-powered solution marketplace that makes it easier for customers to discover, evaluate and buy partner solutions, including smartOCI(TM), that complement SAP applications.

-- NetSol signed a strategic understanding with SANY Auto Finance Co., Ltd., one of the top 20 machinery equipment manufacturers in the world, for enhanced financial solutions and IT services.

-- NetSol successfully implemented its Loan Management system for Albemarle & Bond Holdings PLC, a UK-based pawnbroker and provider of financial services.

-- NetSol signed a contract with BYD Auto Finance Company to implement the entire NFS(TM) solution, including its Wholesale and Retail platforms.

-- NetSol signed an agreement with a major bank in Thailand to implement its Wholesale Finance System (WFS) for wholesale floor planning.

-- NetSol joined the Australian Equipment Leasing Association (“AELA”).

-- NetSol completed the relocation of its Beijing operations to a larger office to accommodate an increasing workforce and new business generated from the Chinese market.

-- NetSol was awarded a maintenance contract by a leading telecom operator in Pakistan. The contract was for a security solution that protects the most critical segments of the client’s IT operations.

Financial Outlook for Fiscal Year 2011

The Company reaffirms its previously stated revenue guidance for its fiscal year 2011 financial results, projecting revenues of $40 million to $44 million, and upgrades its earnings guidance from $0.15 to $0.20 to a range of $0.18 to $0.23 for the fiscal year ending June 30, 2011.

Conference Call and Webcast Information

NetSol will host a conference call today, May 10, 2011, at 11:00 a.m. EDT (8:00 a.m. Pacific) to review the Company’s quarterly financial and operational performance. Najeeb Ghauri, Chairman and Chief Executive Officer of NetSol Technologies, will host the call.

To participate in the call please dial (877) 941-4774, or (480) 629-9760 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at the Company's website at http://www.netsoltech.com.

A replay of the call will be available for two weeks from 2:00 p.m. EDT on May 10, 2011 until 11:59 p.m. EDT on May 24, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4433965. In addition, a recording of the call will be available via the Company's website at http://www.netsoltech.com for one year.

About NetSol Technologies, Inc.

NetSol Technologies, Inc. (NasdaqCM: NTWK) (Nasdaq Dubai: NTWK) is a worldwide provider of global IT and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring(TM) practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. NetSol’s commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by 178 companies worldwide. NetSol Technologies’ clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in Alameda, Adelaide, Bangkok, Beijing, Karachi, Lahore, London, and Riyadh.

To learn more about NetSol, visit www.netsoltech.com.

NetSol Technologies, Inc. Forward-looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$3,374,608	$4,075,546
Restricted Cash	5,700,000	5,700,000
Accounts receivable, net of allowance for doubtful accounts	18,304,881	12,280,331
Revenues in excess of billings	11,207,618	9,477,278
Other current assets	2,202,641	1,821,661
Total current assets	40,789,748	33,354,816
Investment under equity method	-	200,506
Property and equipment, net of accumulated depreciation	14,200,127	9,472,917
Intangibles:
Product licenses, renewals, enhancements, copyrights,
trademarks, and tradenames, net	22,659,116	19,002,081
Customer lists, net	290,180	666,575
Goodwill	9,439,285	9,439,285
Total intangibles	32,388,582	29,107,941
Total assets	$87,378,456	$72,136,180

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,567,357	$4,890,921
Due to officers	-	10,911
Current portion of loans and obligations under capitalized leases	6,831,049	7,285,773
Other payables - acquisitions	103,226	103,226
Unearned revenues	4,525,017	2,545,314
Deferred liability	32,066	47,066
Convertible notes payable , current portion	2,692,554	3,017,096
Loans payable, bank	2,335,191	2,327,476
Common stock to be issued	450,825	239,525
Total current liabilities	21,537,285	20,467,308
Obligations under capitalized leases, less current maturities	552,715	204,620
Convertible notes payable less current maturities	-	4,066,109
Long term loans; less current maturities	583,798	727,336
Lease abandonment liability; long term	-	867,583
Total liabilities	22,673,798	26,332,956
Commitments and contingencies
Stockholders' equity:
Common stock, $.001 par value; 95,000,000 shares authorized; 53,897,213
37,103,396 issued and outstanding	53,897	37,104
Additional paid-in-capital	95,705,495	86,002,648
Treasury stock	(396,008)	(396,008)
Accumulated deficit	(33,037,884)	(39,859,030)
Stock subscription receivable	(2,075,460)	(2,007,960)
Other comprehensive loss	(7,959,341)	(8,396,086)
Total NetSol shareholders' equity	52,290,699	35,380,668
Non-controlling interest	12,413,959	10,422,557
Total stockholders' equity	64,704,658	45,803,224
Total liabilities and stockholders' equity	$87,378,456	$72,136,180

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010
Net Revenues:
License fees	$3,652,170	$3,644,809	$10,259,027	$9,515,338
Maintenance fees	1,896,318	1,739,799	5,589,746	5,327,852
Services	5,278,960	3,548,348	13,806,995	11,231,648
Total revenues	10,827,448	8,932,956	29,655,768	26,074,837
Cost of revenues:
Salaries and consultants	2,448,517	2,154,369	6,562,685	6,173,967
Travel	237,694	222,136	708,082	611,343
Repairs and maintenance	79,068	43,364	207,585	180,086
Insurance	32,924	40,235	95,003	112,943
Depreciation and amortization	840,050	578,904	2,150,274	1,650,676
Other	412,693	416,931	1,004,690	1,884,426
Total cost of revenues	4,050,946	3,455,939	10,728,320	10,613,442
Gross profit	6,776,502	5,477,017	18,927,448	15,461,395
Operating expenses:
Selling and marketing	560,879	651,485	2,047,726	1,671,866
Depreciation and amortization	313,865	411,563	848,168	1,341,947
Bad debt expense	717	(3,236)	254,996	209,604
Salaries and wages	956,465	746,095	2,613,627	2,214,760
Professional services, including non-cash compensation	165,010	242,177	455,371	549,078
Lease abandonment charges	(858,969)	(208,764)	(858,969)	867,583
General and administrative	831,131	1,056,718	2,837,218	3,188,901
Total operating expenses	1,969,096	2,896,038	8,198,137	10,043,739
Income from operations	4,807,406	2,580,979	10,729,311	5,417,656
Other income and (expenses)
Gain (loss) on sale of assets	2,284	(125,419)	(13,302)	(214,520)
Interest expense	(148,661)	(312,671)	(755,781)	(1,153,557)
Interest income	48,851	82,637	143,270	234,200
Gain (loss) on foreign currency exchange transactions	224,531	(190,082)	897,767	190,495
Share of net loss from equity investment	(78,269)	(23,984)	(220,506)	(23,984)
Beneficial conversion feature	(105,445)	(458,758)	(401,019)	(1,351,972)
Other income (expense)	(5,105)	144,609	(62,406)	62,634
Total other income (expenses)	(61,815)	(883,667)	(411,977)	(2,256,704)
Net income before income taxes	4,745,591	1,697,312	10,317,334	3,160,952
Income taxes	(13,735)	(11,064)	(25,459)	(48,607)
Net income after tax	4,731,856	1,686,248	10,291,875	3,112,345
Non-controlling interest	(1,413,427)	(1,097,201)	(3,470,728)	(3,235,093)
Net income (loss) attributable to NetSol	3,318,429	589,047	6,821,147	(122,748)

Other comprehensive income (loss):
Translation adjustment	20,361	(594,063)	460,524	(1,874,242)
Comprehensive income (loss)	3,338,790	(5,016)	7,281,671	(1,996,990)
Comprehensive income (loss) attributable to non controlling interest	98,756	(154,375)	23,780	(579,849)
Comprehensive income (loss) attributable to NetSol	$3,240,034	$149,359	$7,257,891	$(1,417,141)

Net income (loss) per share:
Basic	$0.06	$0.02	$0.15	$(0.004)
Diluted	$0.06	$0.02	$0.14	$(0.004)
Weighted average number of shares outstanding
Basic	51,263,639	35,636,259	46,355,789	33,893,968
Diluted	52,480,900	36,988,542	47,573,050	33,893,968

Amounts attributable to NetSol common shareholders
Net income (loss)	$3,318,429	$589,047	$6,821,147	$(122,748)

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

	For the Nine Months
	Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$10,291,875	$3,112,345
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	2,998,443	2,992,624
Provision for bad debts	254,996	209,604
Loss on foreign currency exchange transaction	-	25,900
Share of net loss from investment under equity method	220,506	23,984
Loss on sale of assets	13,302	214,520
Stock issued for interest on notes payable	155,808	30,207
Stock issued for services	698,843	572,184
Fair market value of warrants and stock options granted	335,918	791,530
Beneficial conversion feature	401,019	1,351,972
Changes in operating assets and liabilities:
Increase/ decrease in accounts receivable	(5,350,512)	(2,658,139)
Increase/ decrease in other current assets	(2,099,813)	(2,703,402)
Increase/ decrease in accounts payable and accrued expenses	(581,418)	(52,914)
Net cash provided by operating activities	7,338,966	3,910,415
Cash flows from investing activities:
Purchases of property and equipment	(6,242,399)	(1,458,050)
Sales of property and equipment	18,358	232,783
Purchase of non-controlling interest in subsidiary	(671,460)	-
Short-term investments held for sale	(258,271)	-
Investment in associate	-	(268,000)
Increase in intangible assets	(4,752,261)	(4,562,044)
Net cash used in investing activities	(11,906,032)	(6,055,311)
Cash flows from financing activities:
Proceeds from sale of common stock	2,899,250	754,509
Proceeds from the exercise of stock options and warrants	1,116,175	33,750
Proceeds from convertible notes payable	-	3,500,000
Redemption of preferred stock	-	(1,920,000)
Dividend Paid	-	(43,988)
Bank overdraft	(78,447)	(176,377)
Proceeds from bank loans	2,969,146	4,320,534
Payments on bank loans	(46,073)	(484,507)
Payments on capital lease obligations & loans - net	(2,823,969)	(3,664,176)
Net cash provided by financing activities	4,036,081	2,319,746
Effect of exchange rate changes in cash	(169,951)	(303,170)
Net increase in cash and cash equivalents	(700,937)	(128,319)
Cash and cash equivalents, beginning of year	4,075,546	4,403,762
Cash and cash equivalents, end of year	$3,374,608	$4,275,443

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP

	Three Months	Three Months	Year	Year
	Ended	Ended	To date	To date
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Net Income (loss) before preferred dividend, per GAAP	$3,318,429	$589,047	$6,821,147	$(122,748)
Income Taxes	13,735	11,064	25,459	48,607
Depreciation and amortization	1,153,915	990,467	2,998,443	2,992,623
Interest expense	148,661	312,671	755,781	1,153,557
Interest (income)	(48,851)	(82,637)	(143,270)	(234,200)
EBITDA	$4,585,889	$1,820,610	$10,457,559	$3,837,839

Weighted Average number of shares outstanding
Basic	51,263,639	35,636,259	46,355,789	33,893,968
Diluted	52,480,900	36,988,542	47,573,050	34,427,969

Basic EBITDA	$0.09	$0.05	$0.23	$0.11
Diluted EBITDA	$0.09	$0.05	$0.22	$0.11

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Source : NetSol Technologies, Inc.